Exhibit 10.7
This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.
EOG RESOURCES, INC.
NONEMPLOYEE DIRECTOR RESTRICTED STOCK AWARD AGREEMENT
Grantee: [NAME]
Congratulations! You have been granted an Award of EOG Resources, Inc. Restricted Stock shares as follows:

Date of Grant:	[GRANT DATE]
Restricted Stock shares awarded under this Grant:	[# SHARES]
This Restricted Stock Grant is governed by the terms and conditions of the EOG Resources, Inc. 2008 Omnibus Equity Compensation Plan (the “Plan”), which is hereby made a part of this Agreement. A copy of the Plan is available upon request to the Human Resources Department of EOG Resources, Inc. (the “Company”). All capitalized terms that are not defined in this Agreement have the meanings ascribed to them under the Plan. Under the terms of this Agreement and the Plan, a Restricted Stock book entry will be maintained by the Company (or its agent) until you become vested in the Restricted Stock shares. You will have voting rights with respect to the Company common stock represented by such Restricted Stock shares.
The Company pursuant to the Plan, hereby grants to you, the above-named Grantee, effective as of the Date of Grant set forth above, a Restricted Stock Grant in accordance with the terms set forth below.
Assuming your continuous membership on the Board of Directors (the “Board”) of the Company, this Award shall vest on [One year anniversary of grant date] and the Restricted Stock shares shall be released on the first business day following [One year anniversary of grant date] (or as soon as administratively practicable thereafter). Upon vesting, thirty-five percent of the vested shares may be sold to cover any tax obligation you may incur as a result of the vesting and sixty-five percent of the vested shares must be held until you no longer serve as a member on the Board.
Except as provided below, if your membership on the Board does not continue until [One year anniversary of grant date], this Award shall terminate and all Restricted Stock shares awarded hereunder shall be forfeited and canceled. If your membership on the Board terminates due to death on or before [One year anniversary of grant date], all forfeiture restrictions on the Restricted Stock shares awarded hereunder shall lapse and all shares shall be distributed to your estate, or the person who acquires this grant by will or the laws of descent and distribution as soon as administratively practicable following your death. If your membership on the Board terminates due to disability on or before [One year anniversary of grant date], all forfeiture restrictions on the Restricted Stock shares awarded hereunder shall lapse and all shares shall be distributed to you as soon as administratively practicable following your date of termination. As used herein, “disability” shall mean the inability to perform the duties and services as a Director of the Company by reason of a medically determinable physical or mental impairment supported by medical evidence which in the opinion of the Board can be expected to result in death or which can be expected to last for a continuous period of not less than twelve (12) months. Upon a Change in Control of the Company (as described in Article XIII of the Plan) on or before [One year anniversary of grant date], all forfeiture restrictions on the Restricted Stock shares awarded hereunder shall lapse and all shares shall be distributed to you as soon as administratively practicable following the date of vesting. If your membership on the Board terminates because you do not stand for re-election to the Board at the following Annual Meeting of Stockholders, all forfeiture restrictions on the Restricted Stock shares awarded hereunder shall lapse and all shares shall be distributed to you as soon as administratively practicable following your date of termination. If you are removed from the Board for cause on or before [One year anniversary of grant date], this Award shall terminate and all Restricted Stock shares awarded hereunder shall be forfeited and canceled. For purposes of this Agreement, “cause” shall mean gross negligence or willful misconduct in performance of duties a Director, or final conviction of a felony or of a misdemeanor involving moral turpitude.